UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 29, 2013

COURIER CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts

(State or other jurisdiction of incorporation)

Commission File Number: 0-7597

IRS Employer Identification Number: 04-2502514

15 Wellman Avenue, North Chelmsford, MA	01863
(Address of principal executive offices)	(Zip Code)

(978) 251-6000

(Registrant’s telephone number, including area code)

No Change

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 29, 2013, Courier New Media, Inc., a wholly owned subsidiary of Courier Corporation (“Courier”), entered into a Stock Purchase and Sale Agreement (the “Agreement”) with the stockholders of FastPencil, Inc. to purchase all of the capital stock of FastPencil for $5 million in cash at closing plus an earn out.  The earn out is conditioned upon the achievement of revenue targets and the maximum payout is  three  payments of up to $6.5 million, $1.25 million and $5.25 million payable over the next five years.  A copy of the Agreement is attached as Exhibit 10.1 hereto and incorporated herein by reference.  On April 30, 2013, the transactions contemplated by the Agreement closed and Courier issued a press release about the acquisition.  The full text of the press release was furnished on Courier’s Current Report on Form 8-K filed on May 1, 2013.  FastPencil’s financial results will be included in Courier’s consolidated financial statements from the date of acquisition. Due to the timing of the acquisition, the initial accounting of the value of the acquired assets and liabilities is not yet complete. A preliminary purchase price allocation is currently expected to be included in Courier’s consolidated financial statements for the quarter ending June 29, 2013.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1                   Stock Purchase and Sale Agreement for the acquisition of the capital stock of FastPencil, Inc. dated as of April 29, 2013.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COURIER CORPORATION

	By:	/s/ Peter M. Folger
Peter M. Folger
Senior Vice President and
Chief Financial Officer

Date: May 3, 2013

Exhibit Index

10.1                   Stock Purchase and Sale Agreement for the acquisition of the capital stock of FastPencil, Inc. dated as of April 29, 2013.